Exhibit 99.2

NEWS

CHARTER COMMUNICATIONS PROVIDES UPDATE ON NEGOTIATIONS WITH THE WALT DISNEY COMPANY

At the September 1, 2023 Investor Webcast, Charter’s CEO, CFO and President of Product and Technology Presented the Company’s Vision for Evolving the Video Business, and Desire for The Walt Disney Company to Join the Company in Leading the Industry Towards a Customer-Centric Business Model

Key highlights are below, and a full replay of the investor meeting can be found at ir.charter.com.

STAMFORD, Conn – Sept 1, 2023 – Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today provided an update on its contract negotiation dispute with The Walt Disney Company. Following are key highlights from the meeting.

Overview
We respect the quality video products that The Walt Disney Company produces as well as the experience of its management team. But the current video ecosystem is broken, and we know there is a better path that will deliver video products with the choice consumers want.

The Walt Disney Company and Charter are uniquely capable to lead the way, which is why we are disappointed that thus far they have insisted on unsustainable price hikes and forcing customers to take their products, even when they don’t want or can’t afford them.

They also want to require customers to pay twice to get content apps with the linear video they have already paid for. This is not a typical carriage dispute. It is significant for Charter, and we think it is even more significant for programmers and the broader video ecosystem.

We have proposed a model to The Walt Disney Company that we believe creates better alignment for the industry and better products for customers. It is a model that could both stabilize linear video and create a clear growth path for direct-to-consumer (DTC) video, with a more customer-friendly and financially attractive end-state for programmers.

Background
This situation didn’t come about overnight, and it isn’t one programmer’s fault. For the last decade, linear video subscription services have been in decline, fueled by the migration of valuable programming to DTC options coupled with a vicious cycle of programming cost increases and subscriber losses.
•Over the last five years alone, the linear video industry, including both traditional and virtual multichannel video programming distributors (MVPDs), has lost nearly 25 million customers, almost 25% of total industry customers. It is staggering.
•At the same time, programmers have moved content out of their linear channels to a la carte direct-to-consumer offerings, with limited advertising and permissive password rules. Over the past four years, The Walt Disney Company’s cable portfolio has seen significant viewership declines– across sports, general entertainment, and most dramatically in children’s programming, where they have created a DTC substitute for children’s content – Disney+.

Nonetheless, as we entered negotiations, The Walt Disney Company proposed a long-term deal that continues to ignore the realities of a shifting marketplace with:
•Higher license fees
•Demanding we pay for customers that do not receive its services, leading to more price increases
•Even less packaging flexibility than we have today

We believe that renewing a traditional distribution deal in line with The Walt Disney Company’s current offer would ignore the realities of today’s video business and accelerate its decline. We do not take this decision lightly. For 2023, we had expected to pay The Walt Disney Company more than $2.2 billion for just the right to carry that content, not including the impact of advertising on either party. But we have reached a precipice and must chart a path to change.

Charter’s Offer
Charter has offered The Walt Disney Company the opportunity to create a partnership that we believe could transform the industry and help restore our mutual video business to growth. As part of the solution, Charter would accept The Walt Disney Company’s “market” rates in exchange for:
•Lower penetration minimums to deliver package flexibility for our customers
•Inclusion of their ad-supported DTC apps within our packaged linear products so the customer does not have to pay twice for similar programming
•Charter’s commitment to market their DTC products to our broadband-only customers

For our Customers, this model creates the compelling video product we all want as consumers: flexibility to choose from a variety of high-quality packages with varying content and pricing to meet their viewing and budgetary needs.

For The Walt Disney Company, we believe this model provides a glidepath to manage its migration pace to a larger DTC business, including the ability to stem linear subscription and advertising revenue losses, reduce DTC churn, increase advertising revenue and likely drive more upgrades within their digital television apps. Ultimately, it provides a more sustainable revenue stream, in our view.

For Charter, it renews our incentive to grow linear video relationships, enhances our flexibility to retain price-sensitive linear customers, and provides new incentives to sell DTC subscriptions to broadband-only customers.

We offered The Walt Disney Company a shorter-term contract extension, with penetration minimums that would allow us to continue to provide flexible options to consumers. However, The Walt Disney Company has informed us that they would not be willing to accept a contract extension.

Conclusion
With The Walt Disney Company, we have proposed a model that we believe creates better alignment for the industry and better options for our customers. We are at the edge of the precipice, which The Walt Disney Company itself forecasted. For more than a decade, executives and analysts have acknowledged that the path of linear video is unsustainable, and the business model must evolve.

We think the opportunity for customers and all of us as market participants is too big, too important, and too timely to pass up. The Walt Disney Company and Charter have the opportunity to work together on transforming the industry for the long-term benefit of both companies and their customers. Without them, we need to pivot to other models to drive value for our connectivity relationships. We are either moving forward together with a collaborative business model, or we’re moving on.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the potential offering. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," and "potential," among others.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

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